Filed Pursuant to Rule 433

Registration Statement No. 333-185478

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated November 17, 2014 and Prospectus dated December 14, 2012)

November 17, 2014

US$1,350,000,000 1.50% Notes due December 1, 2017

US$650,000,000 Floating Rate Notes due December 1, 2017

US$1,350,000,000 1.50% Notes due December 1, 2017

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,350,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	November 17, 2014

Settlement Date:	December 1, 2014 (T+9)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next five succeeding business days will be required, by virtue of the fact that the notes initially settle in T+9, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	December 1, 2017

Interest Rate:	1.50%

Price to Public:	99.994%

Benchmark Treasury:	0.875% due November 15, 2017

Benchmark Treasury Price and Yield:	99-24 3/4 / 0.952%

Re-offer Spread to Benchmark Treasury:	55 basis points

Re-offer Yield:	1.502%

Gross Spread:	15 basis points

All-in Price:	99.844%

Interest Payment Dates:	Payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2015, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,347,894,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214CK7

ISIN:	US961214CK74

Joint Active Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC

US$650,000,000 Floating Rate Notes due December 1, 2017

Issuer:	Westpac Banking Corporation

Principal Amount:	US$650,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	November 17, 2014

Settlement Date:	December 1, 2014 (T+9)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next five succeeding business days will be required, by virtue of the fact that the notes initially settle in T+9, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	December 1, 2017

Price to Public:	100%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 37 basis points

Gross Spread:	15 basis points

All-in Price:	99.850%

Interest Payment Dates:	Payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing March 1, 2015, subject to Business Day Convention

Interest Reset Dates:	Quarterly on March 1, June 1, September 1 and December 1 of each year, commencing March 1, 2015

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 37 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$649,025,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include December 1, 2014 and will end on and include February 28, 2015.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214CL5

ISIN:	US961214CL57

Joint Active Bookrunners:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated November 17, 2014 and Prospectus dated December 14, 2012)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC at 1-866-718-1649.